EXHIBIT NO. 99.(e) 2

EXHIBIT A

TO

DISTRIBUTION AGREEMENT

BETWEEN

MFS FUND DISTRIBUTORS, INC. AND

MFS ACTIVE EXCHANGE TRADED FUNDS TRUST

DATED SEPTEMBER 6, 2024 (the “Agreement”)

MFS Active Exchange Traded Funds Trust	MFS Active Core Plus Bond ETF MFS Active Growth ETF MFS Active Intermediate Muni Bond ETF MFS Active International ETF MFS Active Mid Cap ETF MFS Active Value ETF

IN WITNESS WHEREOF, each of the parties has caused this Exhibit A to be executed in its name and behalf on the day and year first above written.

MFS ACTIVE EXCHANGE TRADED FUNDS TRUST

On its own behalf and on behalf of each of its series

By: CHRISTOPHER BOHANE

Name: Christopher Bohane

Title: Assistant Secretary and Assistant Clerk

MFS FUND DISTRIBUTORS, INC.

By: MICHAEL S. KEENAN

Name: Michael S. Keenan

Title: President